UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) May 16, 2005

NeoPharm, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-90516	51-0327886
(Commission File Number)	(IRS Employer Identification No.)

150 Field Drive, Suite 195, Lake Forest, IL 60045

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code (847) 295-8678

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items 1.01 Entry Into a Material Definitive Agreement

                On May 16, 2005, NeoPharm, Inc. (the “Company”) entered into a Note Repayment Agreement with Akorn, Inc. (“Akorn”), whereby Akorn agreed to pay, and the Company agreed to accept, $2,500,000.00 in cash as payment in full for all outstanding principal and interest due and owing under Akorn’s $3,250,000.00 Amended and Restated Promissory Note, which the Company had declared to be in default since October 2004.  As part of the Note Repayment Agreement, the related Processing Agreement between Akorn and the Company, under which the Company would have been entitled to at least 15% of the annual manufacturing capacity at Akorn’s Decatur, Illinois facility, upon completion of the facility, was also terminated by mutual agreement, the Company having previously obtained alternative manufacturing sources.

                The Amended and Restated Promissory Note (the “Note”), which was originally issued in December 2001, had been entered into as part of a transaction under which the Company provided financial assistance to Akorn to facilitate the completion of Akorn’s lyophilized products manufacturing facility in Decatur, Illinois.  Simultaneous with its execution of the Note and the Processing Agreement, the Company entered into a Subordination and Intercreditor Agreement (the “Kapoor Subordination Agreement”) with John Kapoor, as Trustee under The John N. Kapoor Trust dated 9/20/89 (the “Trust”), under which the Trust agreed to subordinate Akorn’s indebtedness to the Trust to the indebtedness owed by Akorn to the Company.  As of December 31, 2002, the Company determined the Note was impaired and recorded a charge to fully reserve for the Note and related accrued interest.  In September 2003, Akorn advised the Company that it wished to refinance its Senior Debt with a new senior lender, which senior lender would require NeoPharm to subordinate its debt.  In renegotiating the terms of the Note, the Company agreed, among other matters, to subordinate Akorn’s indebtedness to the Company and the Company’s rights and remedies against Akorn to Akorn’s indebtedness to and the rights of Akorn’s new senior lender pursuant to a Subordination, Standby and Intercreditor Agreement (the “Senior Subordination Agreement”).

                Under the terms of the Note Repayment Agreement, the Note has been returned to Akorn marked “Paid in Full” and the Processing Agreement has been terminated.  Upon repayment of the Note, the Kapoor Subordination Agreement expired by its terms and the Senior Subordination Agreement no longer has any impact on the Company.  In addition, the Note Repayment Agreement provides that each of the Company and Akorn have granted the other a mutual and general release and discharge from any “Claims” (as defined in the Note Repayment Agreement) which they may now have or have had as of the date of the Note Repayment Agreement or which may thereafter accrue in connection with, relating to or arising out of the Note, the Processing Agreement or any other event or occurrence which has taken place on or before the date of the Note Repayment Agreement.  The receipt of the payment was specifically conditioned upon obtaining the consent of Akorn’s senior lender, which consent was obtained.

                The foregoing description of the Note Repayment Agreement is a general description only and is qualified in its entirety by reference to the Note Repayment Agreement.  A copy of the Note Repayment Agreement is attached hereto as Exhibit 10.01, and is incorporated herein by reference.

Certain Relationships

                Dr. John N. Kapoor, a member of the Company’s Board of Directors and the Company’s former Chairman of the Board, is the Chairman of the Akorn Board of Directors and holds a substantial stock position in both companies.

Items 1.02 Termination of a Material Definitive Agreement

                As a result of entering into the Note Repayment Agreement, a description of which is contained in Section 1.01 above, the Company has returned to Akorn the Note marked “Paid in Full.”  In addition, under the terms of the Note Repayment Agreement, the Processing Agreement previously entered into by and between the Company and Akorn has been terminated.  Further, as a result of the repayment of the Note, the Kapoor Subordination Agreement has terminated in accordance with its terms.  Though the Note itself was being carried on the Company’s books with a valuation of zero, in agreeing to accept the $2,500,000.00 payment from Akorn in full repayment of the Note, the Company waived any claim to the remaining Note principal and any accrued but unpaid interest.  The information set forth above under the heading “Item 1.01 Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Relationship of the Parties

                Dr. John N. Kapoor, a member of the Company’s Board of Directors and the Company’s former Chairman of the Board, is the Chairman of the Akorn Board of Directors and holds a substantial stock position in both companies.

Item 9.01 Financial Statements and Exhibits

                (c)           Exhibits.

Exhibit	Description

10.01	Note Repayment Agreement, dated as of May 16, 2005, by and between NeoPharm, Inc. and Akorn, Inc.

99.1	Press Release dated May 16, 2005 announcing the receipt by the Company of $2,500,000.00 in cash in repayment of the Company’s loan to Akorn, Inc.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2005	NEOPHARM, INC.

/s/ Lawrence A. Kenyon
	By:	Lawrence A. Kenyon
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.01	Note Repayment Agreement, dated as of May 16, 2005, by and between NeoPharm, Inc. and Akorn, Inc.

99.1	Press Release dated May 16, 2005 announcing the receipt by the Company of $2,500,000.00 in cash in repayment of the Company’s loan to Akorn, Inc.